Exhibit 10.10

February 26, 2007

VIA HAND DELIVERY
PERSONAL AND CONFIDENTIAL

Byrne K. Mulrooney

2268 Acorn Palm Rd.
Boca Raton, FL  33432

Dear Byrne:

The purpose of this letter agreement and general release (the “Agreement”) is to acknowledge, and set forth the terms of, our agreement with regard to your resignation of employment with Spherion Corporation, its subsidiaries, affiliates, successors, and assigns (the “Company”).

1.     Resignation.  a)  You hereby confirm your voluntary resignation from employment with the Company effective as of March 2, 2007 (the “Resignation Date”) and, effective as of the Resignation Date, you hereby confirm your resignation from your position as a Senior Vice President and President, Staffing Services Group and that you will not be eligible for any benefits or compensation after the Resignation Date, other than as specifically provided herein.  In addition, effective as of the Resignation Date, you are hereby terminated from all offices, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any benefit plans of the Company.  These resignations will become irrevocable on the Effective Date of this Agreement, as defined in Section 14 below.  You further acknowledge and agree that, after the Resignation Date, you will not represent yourself as being a director, employee, officer, trustee, agent or representative of the Company for any purpose and will not make any public statements relating to the Company without the Company’s prior written consent, other than general statements relating to your position, title or experience with the Company, subject to the confidentiality provision under Section 5 of this Agreement and the non-disparagement provision under Section 7 of this Agreement and in no event shall you make any statements as an agent or representative of the Company.

b)       You acknowledge and agree that the Company will not have an obligation to rehire you or to consider you for reemployment after the Resignation Date and that your employment with the Company is permanently and irrevocably severed.

c)       You acknowledge and agree that the effective date of your resignation will be announced on January 29, 2007 (“Resignation Announcement Date”).  After the Resignation Announcement Date and prior to the Resignation Date, you will be expected to make yourself reasonably available to Spherion and to transition your projects, accounts, candidates, or other responsibilities to individuals identified by the Company; introduce key account contacts to individuals identified by the Company through personal introductions; answer questions and

Byrne K. Mulrooney
February 26, 2007

provide guidance and information as requested by the Company; use your best efforts to facilitate and effect a smooth transition of all of your accounts, candidates, and duties to the Company.  After the Resignation Announcement Date and prior to the Resignation Date, the extent to which you will still be expected to come into Spherion’s offices will be determined by Roy Krause.

2.     Severance Payments and Benefits; Other Deliveries.  a)  Subject to the remainder of this Section 2 and Sections 3, 5, 6, 7, 8, 9 and 10 and your compliance with the terms of this Agreement, you will be entitled to receive:

i)              Your regular salary and unused accrued and earned vacation through the Resignation Date.

ii)             Cash severance pay totaling five hundred seventy-eight thousand five hundred sixty-three dollars and no cents ($578,563.00), reduced by any applicable payroll or other taxes required to be withheld, payable in a lump sum within thirty (30) days after the Resignation Date.

iii)            A cash payment of $174,286, reduced by any applicable payroll or other taxes required to be withheld, payable March 2, 2007, as payment under your 2006 incentive plan.

iv)           The employee stock options and deferred stock units granted to you shall terminate and expire in accordance with the terms of their respective grant documents, are only exercisable to the extent provided therein, and shall not be subject to accelerated vesting.  All stock options vested on or prior to the Resignation Date will terminate and expire at 12:01 a.m. on June 2, 2007 and will only be exercisable prior to such date.

v)            Reimbursement for expenses incurred by you in accordance with the Company’s policy but not reimbursed prior to the Resignation Date.

b)       The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as are required to be withheld (with respect to amounts payable hereunder or under any benefit plan or arrangement maintained by the Company) pursuant to any applicable law or regulation.

c)       These payments will be issued in accordance with applicable law and are subject to all applicable deductions.  Future payments, if any, will also be paid by check, mailed to the address shown above, or by direct deposit if you have authorized direct deposit of pay.    Accordingly, other than the compensation identified above, you are not eligible, nor entitled to receive any other bonuses or compensation from the Company.  The amount specified in this Section describes all compensation, or other amounts to be paid to you pursuant to any contract, understanding or term or condition of your employment, including any agreements or representations made by or between you and the Company.

d)       Notwithstanding anything contained herein to the contrary, to the extent you are deemed a “key employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as

Byrne K. Mulrooney
February 26, 2007

amended, and notwithstanding any contrary provision which exists in any of the Company’s deferred compensation plans, any distribution of deferred compensation to you will be delayed for a period of 6 months after the Resignation Date as required by Section 409A of the Internal Revenue Code of 1986, as amended.

3.     Transition Services.  On and after the Resignation Date, you shall make yourself reasonably available to the Company: a) to answer questions and provide guidance as reasonably requested by the Company from time to time; and b) to cooperate with the Company and provide information as to matters which you were personally involved, or have information on, while you were an officer or employee of the Company and which become the subject of an action, investigation, proceeding, litigation or otherwise, upon reasonable notice, including, that you will testify as a witness in connection with such matters if requested by the Company to do so.  All reasonable expenses associated with such transition services shall be paid in accordance with the guidelines set forth in the Company’s business expense reimbursement policy.

4.     Full Discharge.  You agree and acknowledge that the payments and benefits provided in Section 2 above and the other entitlements hereunder:  a) are in full discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to employee benefits or otherwise, including, without limitation, any and all obligations arising under any alleged written or oral employment agreement, change in control agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between you and the Company or any of its officers; and b) exceed any payment, benefit, or other thing of value to which you might otherwise be entitled but for this Agreement under any policy, plan or procedure of the Company or any prior agreement between you and the Company.

5.     Confidentiality.  (a)  You will not at any time (whether during or after your employment with the Company) disclose or use for your own benefit or purposes, or for the benefit or purpose of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, any trade secrets, confidential data, or other confidential information relating to customers, employees, job applicants, services, development programs, prices, costs, marketing, trading, investment, sales activities, promotion, processes, systems, credit and financial data, financing methods, plans, proprietary computer software, request for proposal documents, or the business and affairs of the Company generally, or of any affiliate of the Company; provided, however, that the foregoing shall not apply to information which is generally known to the industry or the public other than as a result of your breach of this covenant.  You expressly warrant that you have returned to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom (whether in written, printed, electronic or other form), in any way relating to the business of the Company and its affiliates.  In the event that you learn of any property of the Company to be in your custody, you will promptly return such property to the Company.

6.     Covenant Not To Compete.  a) In General.  You agree that for a period of one (1) year after the Resignation Date (the “Non-Compete Period”), you shall not, anywhere in the United States:

Byrne K. Mulrooney
February 26, 2007

i)              act as an employee, director, consultant, partner, principal, agent, representative, owner or stockholder (other than as a stockholder of less than a one percent (1%) equity interest) for (1) any public company that derives any revenue from any business line in which the Company derives $25 million or more in annualized revenues as of the Resignation Date or from the principal business line in which you were directly involved immediately prior to the Resignation Date (collectively, the “Business Lines”) or (2) any private company that derives $25 million or more in annualized revenues from any combination of one or more of the Business Lines;

ii)             solicit professional or commercial staffing or recruiting or recruitment process outsourcing business from, or perform related services for, or induce others to perform such services for, any company or other business entity which at any time during the one (1) year period immediately preceding the Resignation Date was a client of the Company or its affiliates; or

iii)            offer, or cause to be offered, employment with any business, whether in corporate, proprietorship, or partnership form or otherwise, either on a full-time, part-time or consulting basis, to any person who was employed by the Company or its affiliates or for whom the Company or its affiliates performed outplacement services, in either case at any time during the one (1) year period immediately preceding the Resignation Date.

iv)           For purposes of this Agreement, affiliates of the Company include subsidiaries 50% or more owned by the Company and the Company’s franchisees and licensees.

b)    Extended No-Hire provision.  In addition to the restrictions provided above, you represent and agree that you have not, and will not for a period of two (2) years following the Resignation Date (i.e, March 2, 2007 through March 1, 2009), either directly or indirectly, on your own behalf or in the service of or on behalf of others, without prior written consent of the General Counsel of the Company, solicit the employment of, interview, induce or attempt to induce to leave the employ of the Company, offer or cause to be offered employment with any business, or hire for any business (whether as an employee, independent contractor, consultant or in any other capacity), any of the persons listed on Exhibit “A” attached hereto.

c)     Extended Non-solicit of customers provision.  In addition to the restrictions provided above, you represent and agree that you have not, and will not for a period of two (2) years following the Resignation Date (i.e, March 2, 2007 through March 1, 2009), either directly or indirectly, on your own behalf or in the service of or on behalf of others, without prior written consent of the General Counsel of the Company, solicit either professional or commercial staffing or recruiting or recruitment process outsourcing business from, or perform such services for, or induce others to perform such services for, any company or other business entity listed on Exhibit “B” attached hereto.

7.     Non-Disparagement.  a)  You shall not act to damage the Company or the Company’s reputation or disparage the Company or its past or present officers, directors or employees (collectively, the “Protected Group”), provided that the foregoing shall not apply to truthful statements made in compliance with legal process or governmental inquiry.

Byrne K. Mulrooney
February 26, 2007

b)  Neither the Company nor any then senior-level executive of the Company shall act to damage you or your reputation or disparage you, provided that the foregoing shall not apply to truthful statements made in compliance with legal process or governmental inquiry, or protected by privilege or as required by legal filing or disclosure requirements.

8.     Equitable Relief and Other Remedies; Reformation; Consideration.  a) You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 5, 6, and 7 would be inadequate and, in recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, after the posting of a reasonable bond under Florida law, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

b)       If the provisions of Sections 5, 6 and 7 would otherwise be determined invalid or unenforceable by a court of competent jurisdiction, such court shall exercise its discretion in reforming the provisions of such Sections to the end that you be subject to such restrictive covenant, reasonable under the circumstances, enforceable by the Company.

c)     The consideration for this Agreement, including without limitation the release and the covenants contained in Sections 5, 6 and 7, the sufficiency of which is hereby acknowledged, was the Company’s agreement to employ you, provide compensation and benefits, and the Company’s agreement herein to provide you with the consideration provided by this Agreement.

9.     Executive’s Release.  a)  For and in consideration of the payments to be made and the promises set forth in this Agreement, you, for yourself and for your heirs, dependents, executors, administrators, trustees, legal representatives and assigns (collectively referred to as “Releasors”), hereby forever release, waive and discharge the Company, employee benefit and/or pension plans or funds, insurers, successors and assigns, and all of its or their past, present and/or future officers, trustees, agents, attorneys, employees, fiduciaries, trustees, administrators and assigns, whether acting as agents for the Company or in their individual capacities (collectively referred to as “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have, or hereafter may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter up to and including the date of your execution of this Agreement, including without limitation, those in connection with, or in any way related to or arising out of, your employment, service as a director, service as a trustee, service as a fiduciary or termination of any of the foregoing with the Company or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Company or other claims.

b)       Without limiting the generality of the foregoing, this Agreement is intended and shall release the Releasees from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter have against the Releasees including, but not limited to,  (i) any claim of discrimination or retaliation under the Age Discrimination in Employment Act (“ADEA”) 29 U.S.C. Section 621 et seq., Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the

Byrne K. Mulrooney
February 26, 2007

terms and conditions of such plan and applicable law) or the Family and Medical Leave Act; (ii) any claim under the Florida Civil Rights Act of 1992 (formerly known as the Human Rights Act of 1977), the Florida Equal Pay Law, the Florida Aids Act, the Florida Whistle Blower Law and waivable rights under the Florida Constitution; (iii) any other claim (whether based on federal, state or local law or ordinance statutory or decisional) relating to or arising out of your employment, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including, but not limited, breach of contract (express or implied), tort, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorney’s fees, costs, disbursements and the like.

c)       You agree that you will not, from any source or proceeding, seek or accept any award or settlement with respect to any claim or right covered by Section 9(a) or (b) above, including, without limitation, any source or proceeding involving any person or entity, the United States Equal Employment Opportunity Commission or other similar federal or state agency.  Except as otherwise required by law, you further agree that you will not, at any time hereafter, commence, maintain, prosecute, participate in as a party, permit to be filed by any other person on your behalf (to the extent it is within your control or permitted by law), or assist in the commencement or prosecution of as an advisor, witness (unless compelled by legal process or court order) or otherwise, any action or proceeding of any kind, judicial or administrative (on your own behalf, on behalf of any other person and/or on behalf of or as a member of any alleged class of persons) in any court, agency, investigative or administrative body against any Releasee with respect to any actual or alleged act, omission, transaction, practice, conduct, occurrence or any other matter up to and including the date of your execution of this Agreement which you released pursuant to Section 9(a) or (b) above.  You further represent that, as of the date you sign this Agreement, you have not taken any action encompassed by this Section 9(c).  If, notwithstanding the foregoing promises, you violate this Section 9(c), you will indemnify and hold harmless Releasees from and against any and all demands, assessments, judgments, costs, damages, losses and liabilities and attorneys’ fees and other expenses which result from, or are incidents to, such violation.  Notwithstanding anything herein to the contrary, this Section 9(c) shall not apply to any claims that you may have under the ADEA and shall not apply to the portion of the release provided for in Section 9(a) or (b) relating to the ADEA.

(d)           The sole matters to which the release and covenants in this Section 9 do not apply are:  (i) your rights of indemnification to which you were entitled immediately prior to the Resignation Date under the Company’s By-laws, the Company’s Certificate of Incorporation or otherwise with regard to your service as an officer of the Company; (ii) rights under any tax-qualified pension plan maintained by the Company or under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (iii) rights under this Agreement; or (iv) your general rights as a common stockholder of the Company.

10.   Company Policies, Plans and Programs.  Whenever any rights under this Agreement depend on the terms of a policy, plan or program established or maintained by the Company, any determination of these rights shall be made on the basis of the policy, plan or program in effect at the time as of which the determination is made.  No reference in this Agreement to any policy, plan or program established or maintained by the Company shall preclude the Company from

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February 26, 2007

prospectively or retroactively changing or amending or terminating that policy, plan or program or adopting a new policy, plan or program in lieu of the then-existing policy, plan or program.

11.   Resolution of Disputes.

a)       Except as set forth in Section 11(b), the parties shall submit any claim, demand, dispute, charge or cause of action (in any such case, a “Claim”) arising out of, in connection with, or relating to this Agreement to binding arbitration in conformance with the J*A*M*S/ENDISPUTE Streamlined Arbitration Rules and Procedures or the J*A*M*S/ENDISPUTE Comprehensive Arbitration Rules and Procedures, as applicable, but expressly excluding Rule 28 of the J*A*M*S/ ENDISPUTE Streamlined Rules and Rule 33 of the J*A*M*S/ENDISPUTE Comprehensive Rules, as the case may be.  All arbitration procedures shall be held in Fort Lauderdale, Florida and shall be subject to the choice of law provisions set forth in Section 12 of this Agreement.

b)       In the event of any dispute arising out of or relating to this Agreement for which any party is seeking injunctive relief, specific performance or other equitable relief, such matter may be resolved by litigation.  Accordingly, the parties shall submit such matter to the exclusive jurisdiction of the United States District Court for the Southern District of Florida or, if jurisdiction is not available therein, any other court located in Broward County, Florida, and hereby waive any and all objections to such jurisdiction or venue that they may have.  Each party agrees that process may be served upon such party in any manner authorized under the laws of the United States or Florida, and waives any objections that such party may otherwise have to such process.

12.   Miscellaneous.  a)  This Agreement represents the complete understanding between you and the Company and supersedes any and all other agreements between the parties, including without limitation, the Employment Agreement and the Change in Control Agreement, each between you and the Company and each dated November 30, 2003, as all such have been amended to date, as well as any memorandums, letters or other agreements regarding your employment or separation from the Company.    No other promises or agreements will be binding unless in writing and signed by you and the Company.

b)       Except as it may be preempted by ERISA, this Agreement will be construed and enforced in accordance with the laws of the State of Florida without regard to that state’s principles of conflicts of law.

c)       If, at any time after the execution of this Agreement, any provision of this Agreement will be held to be illegal or unenforceable by a court of competent jurisdiction, solely such provision will be of no force or effect.  Except with respect to claims under the ADEA, if you seek to challenge the validity of or otherwise vitiate this Agreement, you will, as a precondition, be required to repay the Company all amounts paid to you by the Company pursuant to this Agreement and, if applicable, the Company will not be required to make any additional payments.

d)       This Agreement is binding upon, and will inure to the benefit of, you and the Company and your and its respective heirs, executors, administrators, successors and assigns.  In addition, without limiting the generality of the foregoing, the restrictive covenants contained in Sections 5 and 6, as well as the provisions in Sections 7 and 8 are intended for the benefit of any Successor of

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February 26, 2007

Spherion, and such Successor shall be entitled to enforce such Sections on the terms and conditions as the Company.

e)       This Agreement may be executed in one or more counterparts, including by facsimile signatures, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.   Acknowledgement.  You are hereby advised by the Company, and acknowledge that you have been so advised in writing, to consult independent legal counsel of your choice before signing this Agreement.  You further acknowledge that you have had the opportunity to consult independent legal counsel and to consider the terms of this Agreement for a period of at least 21 days.  You further acknowledge that you have carefully read this Agreement in its entirety; that you have had an adequate opportunity to consider it and to consult with any advisors of your choice about it; that you have had the opportunity to consult independent legal counsel of your choice who has answered to your satisfaction all questions you had regarding this Agreement; that you understand all the terms of this Agreement and their significance; that you knowingly and voluntarily assent to all the terms and conditions contained herein; and that you are signing this Agreement voluntarily and of your own free will.

14.   Effective Date.  This Agreement will not become effective until the date (the “Effective Date”) that is the eighth day following your signing of this Agreement, as evidenced by the date you have indicated next to your signature below.  You may at any time prior to the Effective Date revoke this Agreement by delivering written notice of revocation to: the Company at 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309, to the attention of the General Counsel.  In the event you do not accept this Agreement or, in the event that you revoke this Agreement prior to the eighth day after its execution, this Agreement, and the promises contained in it, will automatically be null and void.  If the last day of the revocation period falls on a Saturday, Sunday or holiday, the last day of the revocation period will be deemed to be the next business day.

If this Agreement is acceptable to you, please sign the enclosed duplicate original and return the signed Agreement to me.  Again, we thank you for all of your contributions to the Company and wish you the best of luck in all of your future endeavors.

SPHERION CORPORATION

		By:	/s/ Lisa G. Iglesias
Lisa G. Iglesias, Senior Vice President
Accepted and Agreed to:

By:	/s/ Byrne K. Mulrooney
Byrne K. Mulrooney

Dated: February 27, 2007

Byrne K. Mulrooney
February 26, 2007

Exhibit A

Section 6(b):  Extended No-Hire Provision

*

Exhibit A Acknowledged and Agreed:

/s/ Byrne Mulrooney
Byrne Mulrooney

* Confidential portions omitted and filed separately with the Commission.

Byrne K. Mulrooney
February 26, 2007

Exhibit B

Section 6(c):  Extended Non-solicit of customers provision.

*

Exhibit B Acknowledged and Agreed:

/s/ Byrne Mulrooney
Byrne Mulrooney

* Confidential portions omitted and filed separately with the Commission.